Exhibit 99.1

COVANTA ANNOUNCES $335 MILLION TAX-EXEMPT DEBT OFFERING

Refinancing of Existing Project Debt at

Covanta’s Haverhill, Niagara, and SEMASS Facilities

MORRISTOWN, N.J., November 7, 2012 — Covanta Holding Corporation (NYSE: CVA) (“Covanta” or the “Company”) announced that it has priced new tax-exempt bonds totaling $335 million. The offerings are expected to close later in the month. Proceeds from the offerings will refinance existing tax-exempt project debt at its Haverhill, Niagara and SEMASS facilities, as well as to fund certain capital expenditures in Massachusetts.

Key transaction benefits include:

•	Significantly extends weighted average life of refinanced debt from less than 3 years to over 27 years;

•	Reduces average interest rates by over 50 basis points as compared to refinanced debt;

•	Releases over $30 million of cash from restricted funds, net of offering expenses, for immediate corporate use;

•	Frees up approximately $250 million of additional cash flow over the next 5 years that would have been required for scheduled project debt repayment or redemption; and

•	Enhances collateral for the benefit of Covanta Energy lenders.

“We are capitalizing on favorable conditions in the debt markets, as well as the fact that debt investors were very receptive to the offering given our strong track record of consistent operations and steady cash flow generation. By replacing secured project debt with unsecured corporate level debt, this transaction will enhance our financial flexibility and further simplify our capital structure going forward,” said Brad Helgeson, Covanta Vice President and Treasurer.

Details of the new issues are as follows (dollars in millions):

Series	Amount	Tenor	Coupon	Use of Proceeds
Massachusetts Series 2012A	$20	15	4.875%	New proceeds for qualifying capex in Massachusetts
Massachusetts Series 2012B	$67	30	4.875%	Refund SEMASS project debt
Massachusetts Series 2012C	$82	30	5.25%	Refund Haverhill project debt
Niagara Series 2012A	$130	30	5.25%	Refund Niagara project debt
Niagara Series 2012B	$35	12	4.00%	Refund Niagara project debt

Total/Weighted Average	$335	27	5.02%

“I am very excited about this refinancing that will achieve so many attractive benefits for the Company, including significantly extending maturities, lowering interest cost and freeing up cash flow,” said Sanjiv Khattri, Covanta’s Executive Vice President and CFO. “By refinancing and extending the maturities of this debt, we will free up over $280 million of cash over the next five years that otherwise would have been required for scheduled debt repayments and redemptions or trapped in restricted funds. This additional cash can now be redirected over the next five years in accordance with our stated capital allocation policy, which includes both investing for growth and shareholder returns.”

The new bonds will be obligations of Covanta Holding Corporation and guaranteed by Covanta Energy Corporation, and will not be secured by project assets. The Massachusetts Series 2012A and 2012C bonds and the Niagara Series 2012A bonds will be subject to Alternative Minimum Tax (AMT), while the Massachusetts Series 2012B and Niagara Series 2012B bonds will not be subject to AMT.

The new bonds to be issued will not be registered under the Securities Act of 1933, as amended, and will not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Bank of America Merrill Lynch is acting as lead manager on the transaction. Barclays, Guggenheim Securities and TD Securities are acting as co-managers.

About Covanta

Covanta Holding Corporation (NYSE: CVA) is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 44 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into 9 million megawatt hours of clean renewable electricity and approximately 9 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaenergy.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or general industry or broader economic performance in global markets in which Covanta operates or competes, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, the risk that Covanta may not successfully grow its business as expected or close its announced or planned acquisitions or projects in development, and those factors, risks and uncertainties that are described in periodic securities filings by Covanta with the SEC. Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Investor Contacts

Alan Katz

1.862.345.5456

Clare Rauseo

1.862.345.5236

IR@covantaenergy.com

Media Contact

James Regan

1.862.345.5216

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